As filed with the Securities and Exchange Commission on June 8, 2006
Registration No. 333-118274

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 4 to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THORATEC CORPORATION
(Exact Name of Registrant as Specified in its Charter)

California	94-234064
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
6035 Stoneridge Drive
Pleasanton, California 94588
(925) 847-8600
(Address, including Zip Code, and Telephone Number,
including Area Code, of Registrant’s Principal Executive Offices)
David Lehman, Esq.
Vice President and General Counsel
Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, California 94588
(925) 847-8600
(Address, including Zip Code, and Telephone Number,
including Area Code, of Agent for Service)

Copies to:
Gregory J. Conklin, Esq.
Gibson, Dunn & Crutcher LLP
One Montgomery Street, 31st Floor
San Francisco, California 94104
(415) 393-8200

     Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

DEREGISTRATION OF SECURITIES
The purpose of this Post-Effective Amendment No. 4 (this “Amendment”) to the Registration Statement on Form S-3 (Registration No. 333-118274) (the “Registration Statement”) of Thoratec Corporation, a California corporation (“Thoratec”), is to deregister all Senior Subordinated Convertible Notes due 2034 (the “Notes”) issued by Thoratec on May 24, 2004 and June 7, 2004, and all shares of Common Stock, no par value per share of Thoratec (the “Common Stock”), issuable upon conversion of the Notes, and not sold pursuant to the Registration Statement prior to the date this Amendment is filed. The Registration Statement was filed pursuant to a Registration Rights Agreement, dated May 24, 2004 (the “Registration Rights Agreement”), by and between Thoratec and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the initial purchaser. Pursuant to the Registration Rights Agreement, Thoratec agreed to use reasonable efforts to keep the Registration Statement effective with respect to the Notes and the shares of Common Stock issuable upon conversion of the Notes until the earliest to occur of: the last date of the holding period applicable to sales of securities under Rule 144(k), the date as of which all securities may be sold without restriction under Rule 144, and the date as of which all securities registrable thereunder have been sold pursuant to the Registration Statement. June 7, 2006 was the last date of the holding period applicable to sales of securities under Rule 144(k), and therefore Thoratec is filing this Amendment to deregister all Notes and shares of Common Stock issuable upon conversion of the Notes, and not sold pursuant to the Registration Statement prior to the date this Amendment is filed.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pleasanton, state of California, on June 8, 2006.

THORATEC CORPORATION
By:	/s/ Gerhard F. Burbach
Gerhard F. Burbach
Director, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Gerhard F. Burbach
Gerhard F. Burbach	President, Chief Executive Officer and Director (Principal Executive Officer)	June 8, 2006
/s/ Cynthia Lucchese
Cynthia Lucchese	Senior Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 8, 2006

* J. Donald Hill	Chairman of the Board of Directors	June 8, 2006

* Howard E. Chase	Director	June 8, 2006

* J. Daniel Cole	Director	June 8, 2006

* Neil F. Dimick	Director	June 8, 2006

/s/ D. Keith Grossman D. Keith Grossman	Director	June 8, 2006

* William M. Hitchcock	Director	June 8, 2006

* George W. Holbrook, Jr.	Director	June 8, 2006

* Daniel M. Mulvena	Director	June 8, 2006

* By: /s/ D. Keith Grossman

D. Keith Grossman Attorney-In-Fact		June 8, 2006